Exhibit 99.1

NEWS RELEASE	Cinergy Corp.
139 East Fourth Street
P.O. Box 960
Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226 (w) 513-231-6895 (h)
Angeline Protogere 317-838-1338 (w) 317-298-3090 (h)

Investor contact:	Brad Arnett 513-287-3024

Website:	www.cinergy.com

FOR IMMEDIATE RELEASE – January 23, 2004

CINERGY REPORTS 2003 RESULTS OF $2.63 PER SHARE
DESPITE MILD WEATHER

CINCINNATI – Cinergy Corp. (NYSE:CIN) today reported 2003 earnings of $2.63 per share on a diluted basis, despite a $0.17 per share reduction from last year due to milder than normal weather during much of 2003.

During the year, the company recorded gains of $0.20 from the cumulative effect of changes in accounting principles and discontinued operations.  Cinergy also incurred $0.11 per share in charges for the completion of a 2003 voluntary early retirement and severance program, a write-off of a technology investment and the resolution of Enron bankruptcy claims.

The $2.63 per share for 2003 compares with earnings of $2.13 per share on a diluted basis in 2002, which included losses of $0.21 from the cumulative effect of changes in accounting principles and discontinued operations, and other previously reported charges totaling $0.34.

For fourth quarter 2003, Cinergy’s earnings were $0.59 per share, including a $0.01 charge associated with the completion of a 2003 voluntary early retirement and severance program.  This compares with $0.58 per share in the same quarter of 2002, which included a loss from discontinued operations of $0.15 per share and other previously reported charges of $0.05 per share.

“While 2003 was a challenging year in the energy industry, our strong fundamentals have enabled us to continue delivering solid value, allowing us to increase the common stock dividend last week by 2.2 percent to an annual rate of $1.88 per share,” said James E. Rogers, chairman, president and chief executive officer.  “Our continued emphasis on operating excellence has given us the ability to perform well despite mild weather and a sluggish economy.”

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Fourth quarter earnings from the Regulated Operations segment were $0.26 per share, a decrease of $0.29 per share over last year’s fourth quarter results.  Contributing to the decrease were lower gross margins due to mild weather and the economy, higher financing and depreciation costs, and an increase in the state of Indiana income tax rate.

Commercial Businesses’ earnings for the fourth quarter were $0.34 per share compared with $0.09 per share for the fourth quarter of last year, which included a loss from discontinued operations of $0.15 per share and other previously reported charges of $0.01 per share.  The $0.09 per share increase is primarily attributable to increased profits from the generation and supply contracts area, lower operating and administrative expenses, and lower financing and depreciation costs.

The Power Technology and Infrastructure Services segment lost $0.01 per share in the fourth quarter, a $0.01 per share improvement from the prior year excluding previously reported charges of $0.04 per share.

Hearings were completed in November at the Indiana Utility Regulatory Commission on PSI Energy’s application for an increase in rates of approximately $180 million, and a decision is expected in the first quarter of 2004.  The proposed increase would reflect in rates major construction projects related to environmental compliance, growing power demands of its customers and transmission and distribution system improvements to maintain reliable service.

In December, the Kentucky Public Service Commission approved a long-term electric supply plan for The Union Light, Heat and Power Co.’s Northern Kentucky service territory, under which ULH&P’s parent company, The Cincinnati Gas & Electric Co., will transfer ownership of approximately 1,100 megawatts of electric generating capacity to ULH&P.  The capacity is currently part of the fleet of CG&E generating assets used to serve ULH&P under a multi-year wholesale power supply contract.  Next, the company must seek the approval of the Federal Energy Regulatory Commission and the Securities and Exchange Commission.  The PSC’s decision urged these agencies to give consideration to the Kentucky PSC’s findings that the proposed transaction is in the best interest of ULH&P’s customers.

Major achievements in 2003 included:

•                  Further strengthening the balance sheet with a common stock offering of approximately 5.7 million shares. The net proceeds of about $175 million from the transaction were used to reduce short-term debt

•                  Completing a successful issuance of $400 million principal amount of PSI Energy senior unsecured debentures due in 2013 with a coupon of 5.0 percent

•                  Completing a successful issuance of $200 million principal of CG&E senior unsecured debentures due in 2033 with a coupon of 5.375%

•                  Being named to the Dow Jones World Sustainability Indexes, an international benchmark for excellence in social, economic and environmental leadership.  Selected in the first year it applied, Cinergy’s overall score in the utility category was the highest rating for any U.S. utility and ranked third internationally

•                  Beginning a voluntary program to reduce greenhouse gas emissions to an average of five percent below their 2000 level during the period 2010 through 2012 working with Environmental Defense, a national environmental group that has been a supporter of the use of market mechanisms to achieve environmental objectives, in the implementation of the program

•                  Dedicating the Noblesville, Ind. repowering project in the second quarter, converting a 90-megawatt coal-fired plant into a 300 megawatt combined cycle natural gas-fired facility

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and commercial businesses. Cinergy’s regulated delivery operations in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated operations own 7,000 megawatts of generation.  Cinergy’s commercial business unit is a Midwest leader in low-cost generation owning 6,300 megawatts of capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  The “into Cinergy” power-trading hub is the most liquid trading hub in the nation.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.  These forward-looking statements are identified by terms and phrases such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims.  Please refer to the company’s SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company undertakes no obligation to update the information contained herein.

Following are summaries of Cinergy’s unaudited consolidated financial information for the fourth quarter and year 2003.